Exhibit 99.5

CONSENT OF INDEPENDENT DIRECTOR

In connection with the filing by Intelligent Group limited (the “Company”) of its Registration Statement (the “Registration Statement”) on Form F-1 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of directors of the Company in the Registration Statement and any and all amendments and supplements thereto. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments and supplements thereto.

Dated: September 25, 2023

/s/ Shiu Wing Joseph Chow
Shiu Wing Joseph Chow